Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ClearSign Combustion Corporation

We hereby consent to the use in the Prospectus constituting a part of this Form S-1 Registration Statement of our report dated February 14, 2017, relating to the balance sheets of ClearSign Combustion Corporation as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which is incorporated by reference in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.

November 9, 2017

Santa Monica, California